Exhibit 99.1

Press Release – Mifflintown, PA – March 24, 2017 Juniata Valley Financial Corp. Appoints New Director

Marcie A. Barber, President and Chief Executive Officer of Juniata Valley Financial Corp. (OTC Pink: JUVF) (“Juniata”), announced the appointment of Michael A. Buffington to serve as a director of both Juniata and Juniata’s subsidiary bank, The Juniata Valley Bank.

Ms. Barber stated, “We are pleased to announce Mr. Buffington’s appointment to our board and believe his commitment and support of community is firmly aligned with our core values.”

Mr. Buffington is the founder and President of Buffington Property Management LLC, MAT Plaza LLC, Monument Square Center LLC and MAB Holdings LLC, the group of companies that own and manage commercial and residential properties in Lewistown, PA. He is also the founder and President of One-Stop Communications in Lewistown, PA. He serves on several community organizations in the Lewistown, PA area including Downtown Lewistown Inc., the Juniata River Valley Chamber of Commerce and Visitors Bureau and the Community Advisory Board of Geisinger-Lewistown Hospital.

Ms. Barber commented further, “Mr. Buffington’s involvement in business and community development efforts within Juniata’s market, coupled with his affiliation with local business leaders, will enable him to share a broad view of entrepreneurs’ financial needs with the Board and management”.

The Juniata Valley Bank, the principal subsidiary of Juniata Valley Financial Corp., is headquartered in Mifflintown, Pennsylvania, with fifteen community offices located in Juniata, Mifflin, Perry, Huntingdon, McKean and Potter Counties. In addition, Juniata Valley owns 39.16% of Liverpool Community Bank, which it carries under the equity method of accounting. More information regarding Juniata Valley Financial Corp. and The Juniata Valley Bank can be found online at www.JVBonline.com. Juniata Valley Financial Corp. trades through OTC Pink under the symbol JUVF.

*This press release may contain “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995. When words such as “believes”, “expects”, “anticipates” or similar expressions are used in this release, Juniata Valley is making forward-looking statements. Such information is based on Juniata’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties and, accordingly, actual results may differ materially from this forward looking information. Many factors could affect future financial results. Juniata undertakes no obligation to publicly update or revise forward looking information, whether as a result of new or updated information, future events, or otherwise. For a more complete discussion of certain risks and uncertainties affecting Juniata, please see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Forward-Looking Statements” set forth in the Juniata’s filings with the SEC.